Exhibit 99.1

PRESS RELEASE

Neonode Announces Preliminary Second Quarter 2020 Revenue and Future Conference Call

Second Quarter 2020 Conference Call on August 14, 2020 at 10AM EDT/4PM CET

STOCKHOLM, SWEDEN, August 5, 2020 — Neonode Inc. (NASDAQ: NEON), today announced it expects revenues for the second quarter of 2020 to range between $650,000 and $850,000, a decrease of approximately 62% to 50% compared to the second quarter of 2019. Neonode also expects net loss per share for the second quarter of 2020 to range between $(0.17) to $(0.21), an increase of approximately 21% to 50% compared to the second quarter of 2019.

Neonode also announced a summary of key strategic initiatives and developments during the second quarter using the company’s sensor modules:

•	Neonode entered into a distributor agreement with HY-LINE Computer Components to promote and sell Neonode’s sensor modules technology to European customers in the medical, interactive kiosk, and industrial markets.
•	Through an engineering partner, Neonode’s sensor modules were used to retrofit self-service kiosks, vending machines, and other equipment at a large state-of-the-art airport in Asia with contactless touch user interfaces.
•	In the U.S., Europe, and Asia the company is working with several leading elevator maintenance, service, and engineering companies to develop systems to retrofit existing elevator button and keypads to create touchless activation of the elevators.
•	Neonode is working with a large global OEM and engineering partners for integration of Neonode’s contactless touch technology into retail store self-checkout kiosks.

Dr. Urban Forssell, CEO of Neonode, commented, “The second quarter was impacted by softer sales in the global printer and automotive market due to COVID-19, as anticipated in earlier announcements. We expect these markets to rebound. COVID-19 has also rapidly projected our technology into new areas of growth. Our contactless touch sensor technology is an elegant and cost-effective solution that can protect consumers from having to physically touch surfaces on devices in public spaces.  We see COVID-19 as a paradigm shift in global consumer behavior, where people do not want to touch buttons, keypads, and screens on public space devices. We anticipate this demand will continue to build over the coming quarters and years from new applications of our contactless touch sensors in self-service kiosks, vending machines, elevators, and other applications. We look forward to reporting more on these developments on our conference call on August 14.”

Note: The revenue estimates in this press release are preliminary based upon the most current information available to management. Neonode’s actual revenue may differ materially from these preliminary estimates due to, among other things, Neonode’s financial closing procedures and the completion of Neonode’s consolidated financial statements.

Note: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, including but not limited to expectations and estimates of revenue and market customer demand and growth. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

Conference Call Information

Neonode will host a conference call Friday August 14, 2020 at 10AM Eastern Daylight Time (EDT)/4PM Central European Time (CET) featuring remarks by, and Q&A with, Urban Forssell, CEO, Maria Ek, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #4797078. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

https://event.on24.com/wcc/r/2528673/45B47C275D341DDD7BF33343B1599C5D

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 8/14/2020 (13:00PM EDT) to 9/14/2020 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 859-2056 or (404) 537-3406, and the Conference ID #4797078.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Maria Ek

E-mail: maria.ek@neonode.com

ABOUT NEONODE
Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for touch, gesture control, and remote sensing. Building on experience acquired during years of advanced optical R&D and technology licensing, Neonode’s technology is currently deployed in more than 75 million products and the company holds more than 120 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, medical, avionics, and automotive industries.

Neonode operates in three business areas: HMI Solutions, HMI Products and Remote Sensing Solutions. In HMI Solutions, Neonode offers customized optical touch and gesture control solutions for many different markets and segments. In HMI Products, the company provides innovative, plug-and-play sensor modules that enable touch on any surface, in-air touch, and gesture control for a wide range of applications. In Remote Sensing Solutions, Neonode offers robust and cost-effective driver and cabin monitoring solutions for vehicles based on the company’s flexible, scalable and hardware-agnostic software platform.

NEONODE and the NEONODE logo are trademarks of Neonode, Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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